3rd Quarter Fiscal 2024 Earnings Slide Deck Exhibit 99.2

Safe-Harbor Statement This presentation contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, financial results and planned financing. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Investors should understand that a number of factors could cause future economic and industry conditions and the Company’s actual financial condition and results of operations to differ materially from management’s beliefs expressed in the forward-looking statements contained in this presentation. These factors include those outlined in the “Risk Factors” section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission, and investors are urged to review these factors when considering the forward-looking statements contained in this presentation. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For additional financial statement information, please see the Company’s earnings release dated June 27, 2024.

Third Quarter Key Messages Softening agricultural market conditions continue to weigh on farmer sentiment, resulting in tempered demand in North America and Brazil Secured $100 million-plus multi-year irrigation project in a developing international region New project sales and growth in Road Zipper System™ lease revenues support consolidated margin performance Recognition of income tax credit in Brazil adds $4.8 million to net earnings Completed $17.9 million in share repurchases during the quarter

Third Quarter Summary Revenues decreased $25.4 million compared to prior year Irrigation decreased $27.7 million Infrastructure increased $2.4 million Operating income decreased $7.0 million compared to prior year Irrigation decreased $11.2 million Infrastructure increased $2.7 million Corporate expense decreased $1.4 million Diluted EPS of $1.85 includes the recognition of an income tax benefit of $0.44 $ in millions, except per share amounts -15% -26% +21% Revenue Operating Income (with operating margin) Diluted EPS

Third Quarter and YTD Financial Summary

Current Market Factors As of May 2024, U.S. corn prices have decreased 24 percent and U.S. soybean prices have decreased 7 percent from price levels prevailing in May 2023 In February 2024, the USDA estimated 2024 U.S. net farm income to be $116.1 billion, a decrease of 26 percent from 2023 U.S. net farm income of $155.9 billion Decrease in government support payments of 16 percent Decrease in cash receipts for crops of 6 percent Increase in cash expenses of 4 percent U.S. farm balance sheets remain solid following three years of solid profitability In Brazil, the market continues to be tempered by lower commodity prices and credit availability Project opportunities in developing international markets continue to be active, driven by food security concerns Irrigation Infrastructure Infrastructure Investment and Jobs Act (IIJA) funding marks the largest infusion of federal investment into infrastructure projects in more than a decade Includes $110 billion in incremental federal funding for roads, bridges, and other transportation projects The additional funding is expected to support higher demand in the U.S. for Lindsay products and solutions Annual 2023 contract awards reflected an increase of 19 percent for highways and an increase of 12 percent for bridges compared to 2022 Public capital spending for highways and bridges expected to grow approximately 13 percent in calendar 2024 The timing and scope of construction projects can be impacted by a variety of factors

Irrigation Segment – Third Quarter Summary North America revenue decreased $6.8 million Lower unit sales volume of irrigation equipment and replacement parts Slightly lower average selling prices Unit sales volume breakdown by category: Replacement 42%, Dryland 29%, Conversion 29% International revenue decreased $20.9 million Lower sales in Brazil and Latin America markets Order activity remains constrained due to the impact lower commodity prices have on farmer profitability and credit availability Demand in other markets remained relatively stable Operating income decreased $11.2 million Lower operating income and margin resulted primarily from lower irrigation revenues and the resulting impact of deleverage of fixed operating expenses Revenue North America International FY23 FY24 $ in millions -31% -36% -9% Operating Income (with operating margin)

Infrastructure Segment – Third Quarter Summary Total revenue increased $2.4 million Higher Road Zipper System ™ project sales Higher Road Zipper System ™ lease revenue Higher sales of road safety products in the U.S. were offset by lower sales in international markets Operating income increased $2.7 million Increased revenue A more favorable margin mix of revenues with higher Road Zipper System ™ project sales and lease revenue Revenue $ in millions +76% Operating Income (with operating margin) +11%

Innovation Leadership: Addressing Global Megatrends Capitalizing on global megatrends Food Security Water Scarcity Land Availability Mobility Safety Increased Safety Standards Aging Infrastructure Megatrends Innovation Leadership Innovative sustainable solutions for growers across the globe Mobilizing global populations safely and sustainably

Strong Commitment to Sustainable Practices Our mission is to conserve natural resources, expand our world’s potential, and enhance the quality of life for people. Investing in sustainable technologies Improving our operational footprint Empowering and protecting our people Engaging in our local communities Operating with integrity 1 2 3 4 5

Summary Balance Sheet and Liquidity As of May 31, 2024, available liquidity of $202.7 million, with $152.7 million in cash, cash equivalents and marketable securities and $50.0 million available under revolving credit facility Well-positioned with a strong balance sheet to continue to execute our capital allocation strategy and create value for shareholders.

Free Cash Flow Summary

Capital Allocation – A Balanced Approach The Company’s prioritization for cash use: Working capital to support organic growth New product development Capital expenditures - expected to be approximately $30 million in fiscal 2024 Reflects incremental investment in plant modernization & productivity improvements at certain manufacturing facilities Acquisitions that align with strategic priorities Increasing dividend payments Opportunistic share repurchases Allocation History Other includes debt repayments, net cash sources/uses from note receivables, settlement of net investment hedges, and stock compensation related activity. Ending cash includes cash equivalents and marketable securities.

Five-Year Financial Goals (Annual Averages) Organic Revenue Growth >7% Operating Margin >14% ROIC >12% EPS Growth >10%

Appendix

U.S. Net Farm Income and Net Cash Farm Income Inflation adjusted, 2003-2024F 2003-22 average NCFI Note: F = forecast. Values are adjusted for inflation using the U.S. Bureau of Economic Analysis Gross Domestic Product Price Index (BEA API series code: A191RG) rebased to 2024 by USDA, Economic Research Service. Source: USDA, Economic Research Service, Farm Income and Wealth Statistics. Data as of February 7, 2024 $ billion (2022) 2003-22 average NFI

U.S. Corn Prices Source: Trading Economics

U.S. Soybean Prices Source: Trading Economics

Soybean Cash Price Index – Brazil Source:Cepea

United States Drought Condition Source: US Drought Monitor, March 2024 2023 2024